EXHIBIT 97.1

FRANCO-NEVADA CORPORATION

CLAWBACK POLICY

This Clawback Policy (this “Policy”) applies to senior executive officers and any other individuals (collectively, “Executive Officers”) that would be considered an “executive officer” of Franco-Nevada Corporation (the “Corporation”) within the meaning of Rule 10D-1(d) under the U.S. Securities Exchange Act of 1934 and the applicable stock exchange rules implementing such Rule (collectively, “U.S. Clawback Rules”).

In the event the Corporation is required to prepare an accounting restatement of its financial statements due to material noncompliance with any financial reporting requirement under U.S. federal securities laws, including any required accounting restatement to correct a material error in the Corporation’s previously-issued financial statements, or to avoid a material misstatement if the error were corrected in the current period or left uncorrected in the current period (an “Accounting Restatement”), the Corporation’s Board of Directors (the “Board”) will review all compensation (“Incentive-Based Compensation”) that is (i) granted, earned or vested based wholly or in part upon the attainment of one or more measures that are determined and presented in accordance with the accounting principles used in preparing the Corporation’s financial statements, or are derived wholly or in part from such measures, and (ii) “received” by an Executive Officer during the three completed fiscal years immediately preceding the date on which the Corporation is required to prepare an Accounting Restatement (the “Restatement Date”), as well as during any transition period specified under the U.S. Securities Exchange Act of 1934. For purposes of the U.S. Clawback Rules and this Policy, “received” means that the applicable performance measures have been attained, regardless of when the compensation is actually paid.

If the Board determines that an Executive Officer received an amount of Incentive-Based Compensation in excess of the amount that otherwise would have been received had it been determined based on the restated amounts in connection with an Accounting Restatement, as calculated without regard to any taxes paid and otherwise in accordance with the U.S. Clawback Rules (such excess amount, the “Erroneously Awarded Compensation”), the Board will, reasonably promptly after the Restatement Date, seek recoupment from such Executive Officer of all Erroneously Awarded Compensation. Erroneously Awarded Compensation must be recovered as provided in this Policy on a “no fault” basis without regard to whether the Executive Officer’s misconduct is responsible for the noncompliance that resulted in the Accounting Restatement, unless the Compensation and ESG Committee of the Board (or in its absence, the majority of the independent directors serving on the Board) determines that any of the impracticality exceptions set forth in the U.S. Clawback Rules are available. Any appropriate method may be used for recouping Erroneously Awarded Compensation. The Corporation’s obligation to recover Erroneously Awarded Compensation is not dependent on if or when the restated financial statements for the Accounting Restatement have been filed, and the Corporation may not indemnify any Executive Officer against the loss of any Erroneously Awarded Compensation.

The remedies specified in this Policy will not be exclusive and will be in addition to, and not in lieu of, every other right or remedy at law or in equity that may be available to the Corporation, including, without limitation, any clawback right or remedy set forth in the applicable Executive Officer’s Clawback Acknowledgement and Agreement and/or employment agreement.

The Board has full and final authority to make all determinations under this Policy including, without limitation, whether this Policy applies and if so, the amount of compensation to be repaid or forfeited by an Executive Officer. All determinations and decisions made by the Board under this Policy will be final, conclusive and binding on all parties.

Effective as of November 8, 2023.